                                   EXHIBIT 99

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 11-K


                     ANNUAL REPORT PURSUANT TO SECTION 15(D)


                                     OF THE


                         SECURITIES EXCHANGE ACT OF 1934



                     FOR THE FISCAL YEAR ENDED JUNE 30, 1996



                  AGWAY INC. EMPLOYEES' THRIFT INVESTMENT PLAN
                ------------------------------------------------
                            (FULL TITLE OF THE PLAN)


                                   AGWAY INC.
          ------------------------------------------------------------
          (NAME OF ISSUER OF THE SECURITIES HELD PURSUANT TO THE PLAN)



                               333 BUTTERNUT DRIVE
                             DEWITT, NEW YORK 13214
                -------------------------------------------------
                 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF THE
                     PLAN AND THE ISSUER OF THE SECURITIES)

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                     Report on Audited Financial Statements

                        for the year ended June 30, 1996
                  ---------------------------------------------

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                             JUNE 30, 1996 AND 1995
                  ---------------------------------------------




                                      INDEX
                                      -----

Independent Auditors' Report................................................F-2


Financial Statements:

         Statements of Net Assets Available for Benefits
             as of June 30, 1996 and 1995...................................F-3

         Statements of Changes in Net Assets Available for Benefits
             for the years ended June 30, 1996 and 1995.....................F-4

         Notes to Financial Statements..............................F-5 to F-17


Supplemental Schedules (Form 5500 information):

         Item 27a.  Schedule of Assets Held for Investment Purposes
             as of June 30, 1996................................S-1.1 and S-1.2

         Item 27d.  Schedule of Reportable Transactions
             for the year ended June 30, 1996.............................S-2.1

                          INDEPENDENT AUDITORS' REPORT


To the Employee Benefit Plans
    Administration Committee,
    Agway, Inc.

We have audited the accompanying statements of net assets available for benefits of AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN (the "Plan") as of June 30, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of June 30, 1996 and 1995, and the changes in net assets available for benefits for the years ended June 30, 1996 and 1995, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the accompanying index are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Coopers & Lybrand L.L.P.

Syracuse, New York
August 23, 1996

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                             June 30, 1996 and 1995
                                   -----------

                             (Thousands of Dollars)

                  ASSETS
                                                           1996       1995
                                                         --------   --------
Stock Fund:
     Collective Common Stock Investment Fund,
         at fair value
              (cost: 1996 - $31,635; 1995 - $31,437)     $ 44,777   $ 36,689

Company Security Fund:
     Agway, Inc., Preferred Securities, at fair value
         (approximates cost)                               28,849     34,509

     Agway Financial Corp., Subordinated
         Money Market Certificates, at fair value
              (approximates cost)                          16,724     15,961

     Agway Financial Corp., Subordinated
         Debentures, at fair value (approximates cost)      2,630      3,130

Bond Fund:
     Collective Bond Investment Fund, at fair value
         (cost: 1996 - $1,974; 1995 - $  1,235)             2,111      1,333

Cash Fund:
     Collective Cash Investment Funds, at fair value
         (equals cost)                                      1,982      2,019

Loans to participants                                       1,221      1,239
                                                         --------   --------

     TOTAL INVESTMENTS                                     98,294     94,880

Accrued income                                              1,830      2,003

Contributions receivable, employer                            837          0
                                                         --------   --------

NET ASSETS AVAILABLE FOR BENEFITS                        $100,961   $ 96,883
                                                         ========   ========



     The accompanying notes are an integral part of the financial statements.

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                   for the years ended June 30, 1996 and 1995
                                   -----------

                             (Thousands of Dollars)


                                                               1996       1995
                                                             --------   --------

Net increase of interest in collective investment funds      $  8,526   $  6,856
Interest income                                                 1,748      1,660
Dividend income                                                 3,170      3,467
                                                             --------   --------
                                                               13,444     11,983
                                                             --------   --------

Contributions:
    Participants                                                5,554      5,901
    Agway, Inc.                                                 1,256        467
                                                             --------   --------
                                                                6,810      6,368
                                                             --------   --------

         Total additions                                       20,254     18,351
                                                             --------   --------


Deductions:
    Benefit payments to participants                           15,929     12,714
    Trustee fees, administrative and other expenses               247        287
                                                             --------   --------
                                                               16,176     13,001
                                                             --------   --------

          Net additions                                         4,078      5,350

Net assets available for benefits:
         Beginning of year                                     96,883     91,533
                                                             --------   --------

         Net assets available for benefits:
                  End of year                                $100,961   $ 96,883
                                                             ========   ========










     The accompanying notes are an integral part of the financial statements.

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

1.       DESCRIPTION OF THE PLAN
         The following brief description of the Agway, Inc. Employees' Thrift Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan document for more complete information of benefits provided under the Plan.

         General
         The Plan is a defined contribution plan covering substantially all full-time employees of Agway, Inc. (the "Sponsor") and part-time employees who have reached their first anniversary date (as defined in the Plan) and worked 1,000 hours. It is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         Contributions
         Participants may elect to contribute "regular investments" of 2% to 6% of annual compensation (as defined in the Plan). These investments can be made on a "pre-tax" basis or an "after-tax" basis or a combination, subject to Internal Revenue Service ("IRS") limitations, totaling up to 6% of a participant's total compensation. Pre-tax regular investments are designed to take advantage of Section 401(k) of the Internal Revenue Code ("IRC") and are contributed to the Plan before being subject to federal income tax and, in most cases, state income tax. After-tax regular investments are contributed to the Plan after being subject to federal and state income taxes.

         Participants may invest an additional 1% to 9% of annual compensation (as defined in the Plan) as "additional investments" on a pre-tax basis (subject to IRS limitations) if the participant contributes the maximum 6% of regular investments. Amounts exceeding the limits established by the regulations will be made on an after-tax basis based on the election of the participant.

         Participants may also contribute amounts representing distributions from other qualified benefit or contribution plans.

         The Sponsor shall contribute an amount equal to at least 10%, but not more than 50%, of each participant's regular investment to the Plan. All employer contributions are invested in the Company Security Fund. The discretionary percentage of Sponsor contributions above 10% for each year of operation of the Plan shall be determined by the Board of Directors of the Sponsor. The Sponsor's contribution will be made each week at a rate of 10% of the participant's regular investment. Any amount of the Sponsor's contribution greater than 10% of the participant's regular investment as determined by the Board of Directors will be paid not later than the time prescribed by law for filing the Sponsor's federal income tax return for the applicable taxable year, including extensions for such filing.

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

1.       DESCRIPTION OF THE PLAN (CONTINUED)

         Contributions (continued)
         The Sponsor shall also contribute on behalf of each participant, if necessary, an amount such that the rate of return on current market value of that portion of the Company Security Fund not invested in the Sponsor's Money Market Certificates, will equal one-half percent less than the interest rate plus any declared "extra" paid on the Sponsor's member debentures. This contribution is made semi-annually to participants with amounts invested in the Company Security Fund.

         Participant Accounts
         Each participant's account is credited with the participant's contributions and allocations of (a) the Sponsor's contributions, (b) plan earnings, and (c) administrative expenses. Allocation of plan earnings is done on a monthly basis and is based on each fund's monthly earning percentage (fund earnings divided by fund market value) times the participant's accumulated investments and earnings in the fund. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

         Vesting
         Participants vest immediately in their contributions plus actual earnings thereon and in that part of the Company Security Fund representing Sponsor contributions and earnings thereon.

         Investment Options
         The Plan provides for the following separate investment fund choices to participants: the Stock Fund, Company Security Fund, Bond Fund and Cash Fund. Upon enrollment in the Plan, a participant may direct employee contributions in 25 percent increments in any of the four funds. A participant may change investment options or elect to transfer employee contributions up to once a month. Sponsor contributions and earnings thereon may not be transferred from the Company Security Fund to other investment funds. As of June 30, 1996, there were 4,647 employees participating in this Plan. The number of employees under each investment fund at June 30, 1996, is as follows:

               Stock Fund              3,440   Bond Fund     570
               Company Security Fund   4,538   Cash Fund     302

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

1.       DESCRIPTION OF THE PLAN (CONTINUED)

         Investment Options (continued)

         Stock Fund
         The Stock Fund, including earnings thereon, shall be invested in any common stock(s), common stock fund(s), or any security convertible into common stock as the Sponsor's Employee Benefit Plans Investment Committee ("EBPIC") may deem advisable from time to time, but which shall not include shares of stock or other securities of the Sponsor or any of its subsidiaries or affiliates. The investment manager will make purchases of such securities in the open market at prices prevailing in such market on the day of purchase. Short-term obligations of the U.S. Government or other investments of a short-term nature may be purchased and held pending the selection and purchase of suitable securities. Substantially all of the Stock Fund investments were in the "BZW Barclays Global Investors, N.A. ("BGI") U. S. Equity Market Fund" at June 30, 1996 and 1995, respectively. As there is no market quotation available, fair value of the Stock Fund investments is based on the unit market value established by the investment manager. This unit value is calculated by dividing the net assets of the applicable Market Fund, stated at quoted market values, by the units outstanding.

         Company Security Fund
         It is explicitly provided and intended that the Company Security Fund be invested in qualified Agway, Inc. securities. However, if at any time when the Trustee has funds available for such investment and such prescribed securities are not available for purchase from the Sponsor, the Trustee is authorized to hold such funds in an interest bearing account, or to invest such funds in one or more securities of other corporations, as instructed by EBPIC, which are comparable to the prescribed securities of the Sponsor. Securities of Agway, Inc. will be purchased from the Sponsor at par value or principal amount, since the market value of such securities is maintained as such by the Sponsor as a result of its practice of repurchasing outstanding securities at par whenever holders thereof elect to tender them for redemption.

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

1.       DESCRIPTION OF THE PLAN (CONTINUED)

         Investment Options (continued)

         Bond Fund
         The Bond Fund is invested primarily in bonds of U. S. Government and investment grade bonds of industrial, financial and utility corporations. "Investment Grade" is a term for securities of high quality that are rated BAA or better by Moody's Investor Service and BBB or better by Standard & Poor's Corporation. Substantially all of the Bond Fund investments were in the BGI "Government/Corporate Bond Index Fund" and Bankers Trust "Government Corporate Bond Index Fund" at June 30, 1996 and 1995, respectively. As there is no market quotation available, fair value of the Bond Fund investments is based on the unit market value established by the investment manager. This unit value is calculated by dividing the net assets of the Bond Index Fund, stated at quoted market value, by the units outstanding.

         Cash Fund
         The Cash Fund investment objective is to preserve capital and earn a competitive day-to-day interest rate. It invests in high quality, short-term money market instruments whose maturities normally will not exceed one year and are, on average, less than three months.
         Investments may be made in U. S. Treasury or agency obligations; obligations issued by financial, industrial, public utility, or other companies; bankers' acceptances, bank certificates of deposit or time deposits; commercial paper; and other similar obligations. The majority of investments of the Cash Fund were in the BGI "Money Market Fund" and Bankers Trust Company's "Discretionary Cash Fund" at June 30, 1996 and 1995, respectively.

         Loans to Participants
         The Plan also includes various terms and conditions under which a participating employee can make loans from the Plan. Participants may borrow up to 50% of their vested account balance. Participant loans must be no less than $500 and no greater than $50,000. Loan transactions are treated as a transfer to (from) the investment fund from (to) the participant notes fund. Loan terms range from 1 to 5 years or up to 20 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate of 1 percent over prime. Interest rates on loans outstanding at June 30, 1996 range from 7 to 10 percent. Principal and interest are paid ratably through payroll deductions.

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

1.       DESCRIPTION OF THE PLAN (CONTINUED)

         Payment of Benefits
         On termination of service due to death, disability or retirement, a participant may elect, in most circumstances, to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, and either monthly or annual installments over periods ranging from 5 to 20 years. For termination of service due to other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         The financial statements of the Plan are prepared under the accrual basis of accounting in conformity with generally accepted accounting principles. The accounting principles and practices which affect the more significant elements of the financial statements are:

         Investment Valuation
         Agway, Inc. preferred stock and debt securities are valued at par, which approximates fair value, since it has been the Sponsor's practice to repurchase outstanding securities at par when redeemed. All other Plan investments are held in bank commingled trust funds ("collective investment funds"), shares of which are valued at the net asset value of shares held by the Plan at year-end as determined by the investment manager. Purchases and sales of securities are recorded on a trade-date basis. Participant loans are valued at cost, which approximates fair value.

         Income Recognition
         Interest income from investments is recognized as earned. Dividends are recorded on the ex-dividend date. Gain or loss on sale of securities is based on average cost. The Plan presents in the statement of changes in net assets the net increase in interest in collective investment funds which consists of the realized gains or losses and the net increase in interest in those investments.

         Trustee Fees, Administrative and Other Expenses
         Trustee fees, administrative expenses and all other expenses are recognized on the accrual basis. The Plan incurred approximately $204 in 1996 and $221 in 1995 in administrative expenses paid to the Sponsor during the year.

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Risks and Uncertainties
         The Plan provides for various investment options in any combination of three collective investment funds (stock, bond or money market) or company securities. Investment securities are exposed to various risks, such as interest rate and market. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

3.       INVESTMENTS
         The Plan's investments are held by a bank-administered trust fund. The following table presents the fair value of investments as determined by estimated market price. Investments that represent 5 percent or more of the Plan's net assets are separately identified.

         INVESTMENTS AT ESTIMATED FAIR VALUE
                                                               1996      1995
                                                             -------   -------
         Stock Fund:
              BGI U. S. Equity Market Fund                   $44,777   $36,689
         Company Security Fund:
              Agway, Inc., Preferred Securities:
                  6% cumulative preferred stock - Series A               4,595
                  8% cumulative preferred stock - Series B    18,442    18,442
                  7% cumulative preferred stock - Series C    10,407    11,472
                                                             -------   -------
                                                              28,849    34,509
              Agway Financial Corp., Subordinated
                  Money Market Certificates                   16,724    15,961
              Agway Financial Corp., Subordinated
                  Debentures                                   2,630     3,130
         Bond Fund:
              BGI Government/Corporate Index Fund              2,111     1,333
         Cash Fund                                             1,982     2,019
         Loans to participants                                 1,221     1,239
                                                             -------   -------

         TOTAL INVESTMENTS AT FAIR VALUE                     $98,294   $94,880
                                                             =======   =======

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

3.       INVESTMENTS (CONTINUED)

         During 1996 and 1995, the Plan's interest in collective investment funds (including gains and losses on investments bought and sold, as well as held during the year) increased in value for the fiscal years ended June 30 as follows:

              NET INCREASE IN INTEREST IN        1996     1995
              COLLECTIVE INVESTMENT FUNDS:      ------   ------

                 BGI U. S. Equity Market Fund   $8,454   $6,724

                 BGI Government/Corporate
                     Bond Index Fund                72      132
                                                ------   ------

                 Total                          $8,526   $6,856
                                                ======   ======

4.       PLAN TRUSTEE
         The cash and investments of the Plan are held by Boston Safe Deposit and Trust Company (the "Trustee") under a trust agreement dated April 1, 1995. In general, the duties of the Trustee include: (1) holding assets and collecting income therefrom; (2) investing the assets of the Plan as directed by EBPIC or the appointed investment manager; (3) selling or exchanging the assets of the Plan; and (4) paying benefits to participants in the Plan on the written order of the Employee Benefit Plans Administrative Committee ("EBPAC"), which is appointed by the Board of Directors of the Sponsor. The investment of assets in the Stock Fund, Bond Fund and Cash Fund are directed by an investment manager, BZW Barclays Global Investors, N.A., San Francisco, California.

5.       PLAN TERMINATION
         The Sponsor may amend or terminate the Plan. Although the Sponsor has not expressed any intent to do so, in the event the Plan is terminated or employer contributions are discontinued, all of the assets of the Plan shall be used for the benefit of participants and beneficiaries under the Plan and the interest of each participant in employer contributions and earnings thereon included in the Company Security Fund shall vest immediately.

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

6.       FEDERAL INCOME TAX STATUS
         A favorable determination letter dated December 5, 1995, was issued by the IRS on behalf of the Plan which stated that the Plan, as then designed, was in compliance with the applicable requirements of the IRC. Accordingly, no provision for income taxes has been included in the Plan's financial statements.

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

7.  ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS

                                  June 30, 1996
                                  -------------

                                                                                                                 Non-
                                                                                                              Participant
                                                                  Participant-Directed                         Directed
                                              --------------------------------------------------------------   --------
                                                            Company                                             Company
                                                Stock      Security       Bond         Cash       Loans to     Security
   ASSETS                                       Fund         Fund         Fund         Fund     Participants     Fund         Total
   ------                                     --------     --------     --------     --------     --------     --------     --------
Collective Common
   Stock Investment
     Fund                                     $ 44,777                                                                      $ 44,777

Company Security
    Fund                                                   $ 34,463                                            $ 13,740       48,203


Collective Bond
   Investment Fund                                                      $  2,111                                               2,111

Collective Cash
   Investment Funds                                318          313            1     $  1,349     $      1                     1,982

Loans to participants                                                                                1,221                     1,221

Accrued income                                       2        1,316                                                 512        1,830

Contributions receivable,
     employer                                                                                                       837          837
                                              --------     --------     --------     --------     --------     --------     --------

NET ASSETS
AVAILABLE
FOR BENEFITS                                  $ 45,097     $ 36,092     $  2,112     $  1,349     $  1,222     $ 15,089     $100,961
                                              ========     ========     ========     ========     ========     ========     ========

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

7. ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS (CONTINUED)

                                  June 30, 1995
                                  -------------

                                                                                                                Non-
                                                                                                             Participant
                                                            Participant-Directed                              Directed
                                         -----------------------------------------------------------------    ---------
                                                       Company                                                 Company
                                          Stock       Security        Bond          Cash        Loans to      Security
   ASSETS                                 Fund          Fund          Fund          Fund      Participants      Fund          Total
   ------                                -------       -------       -------       -------       -------       -------       -------

Collective Common
   Stock Investment                      $36,689                                                                             $36,689
     Fund

Company Security
    Fund                                               $38,898                                                 $14,702        53,600

Collective Bond
    Investment Fund                                                  $ 1,333                                                   1,333

Collective Cash
    Investment Funds                         292           313            10       $ 1,404                                     2,019

Loans to participants                                                                            $ 1,239                       1,239

Accrued income                                 2         1,440                           1                         560         2,003
                                         -------       -------       -------       -------       -------       -------       -------

NET ASSETS
AVAILABLE
FOR BENEFITS                             $36,983       $40,651       $ 1,343       $ 1,405       $ 1,239       $15,262       $96,883
                                         =======       =======       =======       =======       =======       =======       =======

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

8.  ALLOCATION OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
    TO INVESTMENT PROGRAMS

                                  June 30, 1996
                                  -------------

                                                                                                                  Non-
                                                                                                               Participant
                                                                       Participant-Directed                     Directed
                                                      --------------------------------------------------------  --------
                                                                  Company                                        Company
                                                        Stock    Security      Bond       Cash      Loans to    Security
                                                        Fund       Fund        Fund       Fund    Participants    Fund         Total
                                                      --------   --------    --------   --------    --------    --------    --------
Net increase of interest
   in collective
     investment funds                                 $  8,454               $     72                                       $  8,526
Interest income                                             24   $  1,126               $     79    $     86    $    433       1,748
Dividend income                                            883      1,651                                            636       3,170
                                                      --------   --------    --------   --------    --------    --------    --------
                                                         9,361      2,777          72         79          86       1,069      13,444
                                                      --------   --------    --------   --------    --------    --------    --------
Contributions:
   Participants                                          2,834      2,272         305        143                               5,554
   Agway, Inc.                                                                                                     1,256       1,256
                                                      --------   --------    --------   --------    --------    --------    --------
                                                         2,834      2,272         305        143                   1,256       6,810
                                                      --------   --------    --------   --------    --------    --------    --------

     Total additions                                    12,195      5,049         377        222          86       2,325      20,254
                                                      --------   --------    --------   --------    --------    --------    --------

Deductions
   Benefit payments
     to participants                                     6,631      6,085         191        423         138       2,461      15,929
   Administrative
     expenses                                              105         96           5          4                      37         247
                                                      --------   --------    --------   --------    --------    --------    --------

     Total deductions                                    6,736      6,181         196        427         138       2,498      16,176
                                                      --------   --------    --------   --------    --------    --------    --------

Net increase (decrease)
   before interfund
     transfers                                           5,459     (1,132)        181       (205)        (52)       (173)      4,078

Transfers (from) to
   other funds                                           2,655     (3,427)        588        149          35                       0

Net assets available
   for benefits,
     beginning of year                                  36,983     40,651       1,343      1,405       1,239      15,262      96,883
                                                      --------   --------    --------   --------    --------    --------    --------

     Net assets available
       for benefits,
         end of year                                  $ 45,097   $ 36,092    $  2,112   $  1,349    $  1,222    $ 15,089    $100,961
                                                      ========   ========    ========   ========    ========    ========    ========

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   -----------

                             (Thousands of Dollars)

8.  ALLOCATION OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
    TO INVESTMENT PROGRAMS (CONTINUED)

                                  June 30, 1995
                                  -------------

                                                                                                                Non-
                                                                                                             Participant
                                                                Participant-Directed                          Directed
                                           ----------------------------------------------------------------   --------
                                                         Company                                               Company
                                             Stock      Security        Bond         Cash        Loans to     Security
                                             Fund         Fund          Fund         Fund      Participants     Fund          Total
                                           --------     --------      --------     --------      --------     --------      --------
Net increase of interest
   in collective
     investment funds                      $  6,724                   $    132                                              $  6,856
Interest income                                  21     $  1,093             1     $     61      $     63     $    421         1,660
Dividend income                                 827        1,906                                                   734         3,467
                                           --------     --------      --------     --------      --------     --------      --------
                                              7,572        2,999           133           61            63        1,155        11,983
                                           --------     --------      --------     --------      --------     --------      --------
Contributions:
   Participants                               2,793        2,719           265          124             0                      5,901
   Agway, Inc.                                                                                                     467           467
                                           --------     --------      --------     --------      --------     --------      --------
                                              2,793        2,719           265          124             0          467         6,368
                                           --------     --------      --------     --------      --------     --------      --------

     Total additions                         10,365        5,718           398          185            63        1,622        18,351
                                           --------     --------      --------     --------      --------     --------      --------

Deductions
   Benefit payments
     to participants                          4,675        5,551            81          270                      2,137        12,714
   Administrative
     expenses                                   103          129             3            2                         50           287
                                           --------     --------      --------     --------      --------     --------      --------

     Total deductions                         4,778        5,680            84          272                      2,187        13,001
                                           --------     --------      --------     --------      --------     --------      --------

Net increase (decrease)
   before interfund
     transfers                                5,587           38           314          (87)           63         (565)        5,350

Transfers (from) to
   other funds                                  871       (2,427)           67        1,109           380                          0

Net assets available
   for benefits,
     beginning of year                       30,525       43,040           962          383           796       15,827        91,533
                                           --------     --------      --------     --------      --------     --------      --------

     Net assets available
       for benefits,
         end of year                       $ 36,983     $ 40,651      $  1,343     $  1,405      $  1,239     $ 15,262      $ 96,883
                                           ========     ========      ========     ========      ========     ========      ========

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN
     ITEM 27a of Form 5500 - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                               as of June 30, 1996
                             (Thousands of Dollars)



               Col. A                               Col. B              Col. C             Col. D
               ------                               ------              ------             ------
                                                Balance Held at
                                                Close of Period
                                               (Number of Shares                       Market Value
           Name of Issuer                     or Principal Amount      Cost of        of Each Item at
         and Title of Issue                   of Bonds and Notes)     Each Item       Close of Period
- - -----------------------------------          --------------------     ---------       ---------------
Stock Fund:
    BGI U. S. Equity Market Fund                  1,466,099             31,635             44,777
    BGI Money Market Fund                                19               --                 --
    Collective Cash Investment Fund                 317,923                318                318
                                                                     ---------          ---------
          Total Stock Fund                                              31,953             45,095
Company Security Fund:
    AGWAY, INC.:
       8% cumulative preferred
         stock - Series B                           184,420             18,442             18,442
        7% cumulative preferred
         stock - Series C                           104,070             10,407             10,407
    AGWAY FINANCIAL CORP.:
       5-1/2% subordinated money
         market certificates,
         due October 31, 1996                     2,684,267              2,684              2,684
       7-3/4% subordinated money
         market certificates,
         due October 31, 1997                     1,808,369              1,808              1,808
        8-1/2% subordinated money
         market certificates,
         due October 31, 1998                       710,220                710                710
        8% subordinated debentures,
         due July 1, 1999                         1,130,000              1,130              1,130
        7-1/2% subordinated money
         market certificates,
         due October 31, 1999                     1,193,881              1,194              1,194
        9% subordinated money
         market certificates,
         due October 31, 2000                     2,483,205              2,483              2,483
        8% subordinated money
         market certificates,
         due October 31, 1998                     3,646,667              3,647              3,647
        8-1/2% subordinated money
         market certificates,
         due October 31, 2001                     2,832,383              2,833              2,833
       7-1/2% subordinated debentures,
         due July 1, 2003                         1,500,000              1,500              1,500
        8% subordinated money
         market certificates,
         due October 31, 2005                     1,364,956              1,365              1,365
                                                                     ---------          ---------
                Total Company securities                                48,203             48,203
    Collective Cash Investment Fund                 312,850                313                313
                                                                     ---------          ---------
         Total Company Security Fund                                    48,516             48,516


                                                       S-1.1

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN
               ITEM 27a of Form 5500 - SCHEDULE OF ASSETS HELD FOR
                         INVESTMENT PURPOSES, Continued
                               as of June 30, 1996
                             (Thousands of Dollars)

               Col. A                          Col. B              Col. C              Col. D
               ------                          ------              ------              ------

                                           Balance Held at
                                           Close of Period
                                          (Number of Shares                          Market Value
           Name of Issuer                or Principal Amount      Cost of          of Each Item at
         and Title of Issue              of Bonds and Notes)     Each Item         Close of Period
- - --------------------------------         -------------------     ---------         ---------------

Bond Fund:
    BGI Government/Corporate
        Bond Index Fund                         172,977               1,974               2,111
    BGI Money Market Fund                         1,017                   1                   1
                                                                 ----------          ----------
       Total Bond Fund                                                1,975               2,112

Cash Fund:
   BGI Money Market Fund                      1,348,987               1,349               1,349
                                                                 ----------          ----------
       Total Cash Fund                                                1,349               1,349

Loans to Participants:
    Participant Notes                         1,221,385               1,221               1,221
    Collective Cash Investment Fund               1,368                   1                   1
                                                                 ----------          ----------
       Total Loan Fund                                                1,222               1,222

       TOTAL INVESTMENTS                                         $   85,015          $   98,294
                                                                 ==========          ==========







                                      S-1.2

                  AGWAY, INC. EMPLOYEES' THRIFT INVESTMENT PLAN
           ITEM 27d of Form 5500 - SCHEDULE OF REPORTABLE TRANSACTIONS
                        for the year ended June 30, 1996
                             (Thousands of Dollars)


                                                                Current Value
                                                                of Investment
                                         Purchase     Selling  on Transaction     Net
                                          Price        Price        Date        Gain(Loss)
                                        ---------   ----------   ----------     ----------
SINGLE SECURITY TRANSACTIONS IN
    EXCESS OF 5% OF MARKET VALUE                        None

SERIES OF SECURITY TRANSACTIONS
    IN EXCESS OF 5% OF MARKET VALUE

BGI Bank Money Market Fund               $ 3,445                   $ 3,445      $     0
The Boston Company Inc. Pooled
     Employee Fund                        21,925                    21,925            0
Boston Safe Deposit Trust - Late
     Money Deposit Account II
     ERISA Custodian                       4,650                     4,650            0


BGI Bank Money Market Fund                            $ 3,488        3,488            0
The Boston Company Inc. Pooled
     Employee Fund                                     21,914       21,914            0
Boston Safe Deposit Trust - Late
     Money Deposit Account ERISA
     Custodian                                          4,650        4,650            0










                                      S-2.1